EXHIBIT 99

Kentucky First Federal Bancorp

Hazard, Kentucky and Frankfort, Kentucky
For Immediate Release September 25, 2007
Contact:  Don Jennings, President, or Clay Hulette, Vice President
                    (502) 223-1638
                    216 West Main Street
                    P.O. Box 535
                    Frankfort, KY 40602

Kentucky First Federal Bancorp Revises Earnings

          Kentucky First Federal Bancorp (Nasdaq:  KFFB), (the “Company”) the holding company for First Federal Savings and Loan Association of Hazard and First Federal Savings Bank of Frankfort, Kentucky, announced that its net earnings for the year ended had been revised upward from its previously released earnings for the year ended June 30, 2007.   The revised earnings are $885,000 or $0.11 diluted earnings per share as opposed to the previously announced earnings of $810,000 or $0.10 diluted earnings per share.  This represents a $703,000 or 44.3% decrease from the year ended June 30, 2006.  The decrease in earnings was due primarily to a $1.1 million decrease in net interest income, a result of margin compression, a factor facing the banking industry as a whole.  Interest expense increased at a much greater rate than interest income.

          Revised net earnings for the three months ended June 30, 2007 were $236,000 or $0.03 diluted earnings per share instead of the $161,000 or $0.02 diluted earnings per share previously released.  This is compared to $324,000 or $0.04 diluted earnings per share for the three months ended June 30, 2006, a decrease of $88,000 or 27.2%.   Interest Expense increased from $1.6 million in the three months ended June 30, 2006 to $2.0 million in the three months ended June 30, 2007, an increase of $387,000 or 23.9%, while interest income increased by only $151,000 or 4.8%.  The increase in interest expense was primarily the result of increases in market interest rates and the increased cost of short-term deposits and borrowings.

          The revision reflects a correction for the treatment of a $114,000 pre-tax accrual for a proposed contribution to the defined-benefit pension plan.  The expense for the plan contribution instead will be accrued during the fiscal year ending June 30, 2008 when the contribution to the plan is made.

          At June 30, 2007, the Company revised its reported book value per share to $7.82 compared to the previously reported book value of $7.81.

          This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases.  The Company intends that such forward-looking statements be subject to the safe harbors created thereby.  All forward-looking statements are based on current expectations regarding important risk factors including, but not limited to, real estate values, the impact of interest rates on financing, the impact of competition, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of the Company and changes in the securities markets.  Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed therein will be achieved.

          Kentucky First Federal Bancorp is the parent company of First Federal Savings and Loan Association, which operates one banking office in Hazard, Kentucky and First Federal Savings Bank, which operates three banking offices in Frankfort, Kentucky.  Kentucky First Federal Bancorp shares are traded on the Nasdaq National Market under the symbol KFFB.  At June 30, 2007 the Company had approximately 8,263,000 shares outstanding, of which approximately 57.2% was held by First Federal MHC.

SUMMARY OF FINANCIAL HIGHLIGHTS

Condensed Consolidated Statements of Financial Condition

	June 30, 2007	June 30, 2006

	(In thousands, except per share data)
	(Unaudited)	(Audited)
Assets
Cash and Cash Equivalents	$2,720	$2,294
Investment Securities	73,004	77,420
Loans Receivable, net	166,156	155,386
Other Assets	27,036	26,841

Total Assets	$268,916	$261,941

Liabilities
Deposits	$139,893	$141,238
FHLB Advances	65,132	54,849
Other Liabilities	2,446	1,973

Total Liabilities	207,471	198,060
Shareholders’ Equity	61,445	63,881

Total Liabilities and Equity	$268,916	$261,941

Book Value Per Share	$7.82	$7.91

Condensed Consolidated Statements of Earnings
(In thousands, except share and per share data)

	Twelve months ended June 30,		Three months ended June 30,

	2007	2006	2007	2006

	(Unaudited)	(Audited)	(Unaudited)	(Unaudited)
Interest Income	$12,948	$12,709	$3,289	$3,138
Interest Expense	7,587	6,227	2,009	1,622

Net Interest Income	5,361	6,482	1,280	1,516
Provision for Losses on Loans	0	32	0	0
Other Operating Income (Loss)	174	216	40	30
General, Administrative, and Other Expense	4,233	4,355	971	1,069

Earnings Before Federal Income Taxes	1,302	2,311	349	477
Federal Income Taxes	417	723	113	153

Net Earnings	$885	$1,588	$236	$324

Earnings per share:
Basic	$0.11	$0.19	$0.03	$0.04

Diluted	$0.11	$0.19	$0.03	$0.04

Weighted average outstanding shares:
Basic	7,991,457	8,198,621	7,900,621	8,116,229

Diluted	7,991,457	8,212,886	7,900,621	8,131,685